Exhibit 10.4

[Pursuant to Item 601(a)(5) of Regulation S-K, schedules and attachments to this exhibit have been omitted. A copy of any omitted schedule or exhibit will be furnished supplementally to the SEC upon request.]

MASTER ASSET PURCHASE AGREEMENT

THIS AGREEMENT is made as of ___________________, 2023

BETWEEN:

STRONG/MDI SCREEN SYSTEMS, INC., a company existing under the laws of Québec with an address at 1440 Rue Raoul-Charette, Joliette, QC J6E 8S7

(the “Transferor”)

AND:

STRONG/MDI SCREEN SYSTEMS, INC., a company incorporated under the laws of British Columbia with its registered address at 2300 – 550 Burrard Street, Vancouver, BC V6C 2B5

(the “Company”)

CONTEXT:

A.	The Transferor manufactures premium projection screens and customized screen support systems, distributes cinema equipment, and provides technical support services to the entertainment industry (the “Entertainment Business”).

B.	The Company is a wholly owned subsidiary of the Transferor.

C.	Strong Global (as defined below), a wholly owned subsidiary of the Transferor, intends to complete an initial public offering of its Class A Common Voting shares (“Common Shares”) and list its Common Shares on the New York Stock Exchange American (the “IPO”).

D.	In connection with the IPO, Strong Global, the Transferor and the Company will enter into certain agreements, including this Agreement, pursuant to which, among other matters, effective on the date the IPO completes, the Company will become a wholly-owned subsidiary of Strong Global.

E.	The Transferor wishes to transfer to the Company, and the Company wishes to acquire, all of the Transferor’s assets that are used in connection with the Entertainment Business on the terms and conditions set out in this Agreement.

F.	The Transferor and the Company have agreed to make a joint election pursuant to subsection 85(1) of the Tax Act (as defined below) (and the equivalent provision under any provincial tax legislation) in the manner set forth herein with the intent that the transfer of the Entertainment Business to the Company be effected on a fully tax-deferred rollover basis.

THEREFORE, in consideration of the mutual promises set out in this Agreement and other valuable consideration, the Transferor and the Company hereby agree with each other as follows:

1.	Definitions and Interpretation

1.1	Whenever used in this Agreement, all capitalized terms shall have the meaning set forth herein:

(a)	“Adjusted Elected Amount” has the meaning ascribed to such term in Section 7.3;

(b)	“Affiliate” means an affiliate as that term is defined in the Business Corporations Act (British Columbia);

(c)	“Agreement” means this Master Asset Purchase Agreement, including the Context, all schedules hereto, and all amendments, supplements and restatements hereof;

(d)	“Business Day” means any day that is not a Saturday, a Sunday or other day on which Canadian chartered banks are required or authorized by Law to be closed in Vancouver, British Columbia;

(e)	“Canada Life Policy” has the meaning ascribed to such term in Section 9.5;

(f)	“Closing Date” means the date on which closing occurs which will be the same date as the closing date of the IPO;

(g)	“Company” has the meaning ascribed to it on the first page of this Agreement;

(h)	“Company Portion of the Bonus” has the meaning ascribed to such term in Section 9.4;

(i)	“Confidential Information” means information that is of value to a Party, and is not generally known in the industry or to competitors of a Party, and includes, but is not limited to, business information, specifications, research, software, trade secrets, discoveries, ideas, know-how, designs, drawings, flow chart, data, computer programs, marketing plans, budget figures, and other financial and business information, or any such information of clients, parents affiliates, subsidiaries or agents of a party, which is disclosed by such party (“Disclosing Party”) whether directly in oral or material form to the other party (“Receiving Party”), or indirectly, by permitting the Receiving Party to observe the conduct of the Disclosing Party’s various operations or processes, but shall not include information that: a) is or becomes publicly available without a breach of this Agreement; or b) is already known to the Receiving Party at the time of its disclosure by the Disclosing Party, and is not subject to confidentiality restrictions imposed by the Disclosing Party; or c) following its disclosure to the Receiving Party, is received by the Receiving Party from a third party without obligation of confidence to the Disclosing Party; or d) is independently developed by the Receiving Party without reference to or use of the Disclosing Party’s Confidential Information; or e) the Disclosing Party has given its prior written approval to disclose;

(j)	“Consideration Shares” has the meaning ascribed to such term in Section 5.1;

(k)	“Effective Time” has the meaning ascribed to such term in Section 2.1;

(l)	“Elected Amount” has the meaning ascribed to such term in Section 7.2;

(m)	“Entertainment Business” has the meaning ascribed to such term in Recital A;

(n)	“ETA” means the Excise Tax Act (Canada);

(o)	“Excluded Assets” has the meaning ascribed to such term in Section 2.1;

(p)	“Governmental Authority” means:

(i)	any federal, provincial, state, local, municipal, regional, territorial, aboriginal, or other government, governmental or public department, branch, ministry, or court, domestic or foreign, including any district, agency, commission, board, arbitration panel or authority and any subdivision of any of them exercising or entitled to exercise any administrative, executive, judicial, ministerial, prerogative, legislative, regulatory, or taxing authority or power of any nature; and

(ii)	any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of them, and any subdivision of any of them;

(q)	“Group RRSP” has the meaning ascribed to such term in Section 9.6;

(r)	“GST/HST” means Goods and Services Tax (“GST”)/Harmonized Sales Tax (“HST”) levied under the ETA;

(s)	“Intellectual Property” means all intellectual property and proprietary rights of every kind and description throughout the world, including all Canadian and foreign:

(i)	patents (including utility, utility model, design patents, and certificates of invention) and patent applications (including additions, provisional, national, regional and international applications, as well as original, continuation, continuation-in-part, divisional, continued prosecution applications, requests for continued examination, re-examinations, continuations and continuations-in-part thereof;

(ii)	trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing;

(iii)	copyrights and copyrightable subject-matter;

(iv)	computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing;

(v)	trade secrets and all other confidential information, ideas, know-how, discoveries, inventions, proprietary processes, formulae, models, and methodologies;

(vi)	rights of publicity, privacy, rights to personal information;

(vii)	moral rights and rights of attribution and integrity;

(viii)	social media addresses and accounts and usernames, account names and identifiers (whether textual, graphic, pictorial or otherwise), and sub-domain names and personal URL’s used or acquired in connection with a third-party website;

(ix)	all rights in the foregoing and in other similar intangible assets;

(x)	all applications and registrations, and any renewals, extensions and reversions, for the foregoing; and

(xi)	together with each of the foregoing, all claims for damages by reason of past infringement thereof, with the right to sue for, and collect the same;

(t)	“Law” or “Laws” means all laws, statutes, codes, ordinances, decrees, rules, regulations, by-laws, statutory rules, principles of law, published policies and guidelines, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, including general principles of common and civil law, and the terms and conditions of any grant of approval, permission, authority or licence of any Governmental Authority;

(u)	“Liability” or “Liabilities” means any and all indebtedness, liabilities, costs, expenses, interest, and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority and those arising under any Contract or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto;

(v)	“Personal Information” means information about an individual who can be identified by the person who holds that information;

(w)	“Purchase Price” has the meaning ascribed to such term in Section 4.1;

(x)	“QST” means the Québec sales tax imposed under the QSTA;

(y)	“QSTA” means An Act respecting the Québec sales tax (Quebec);

(z)	“Representatives” means the advisors, agents, consultants, directors, officers, management, employees, subcontractors, and other representatives, including accountants, auditors, financial advisors, lenders, and lawyers of the Transferor or the Company, as applicable;

(aa)	“Secondary Information” has the meaning ascribed to such term in Section 11.4;

(bb)	“Strong Global” mean Strong Global Entertainment Inc., a company incorporated under the Laws of British Columbia;

(cc)	“Tax Act” means the Income Tax Act (Canada);

(dd)	“Transferor” has the meaning ascribed to it on the first page of this Agreement;

(ee)	“Transferred Assets” has the meaning ascribed to such term in Section 2.1; and

(ff)	“Transferred Workforce” has the meaning ascribed to such term in Section 9.1.

1.2	Schedules

The following Schedules are incorporated by reference into and form part of this Agreement:

Schedule “A” - Transferred Assets

Schedule “B” - Excluded Assets

Schedule “C” - Allocation of Purchase Price

Exhibit “2.3” - Form of Assignment Agreement

Exhibit “10.1” - Form of Joliette Plant Lease

1.3	Headings

The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The Article and Section headings in this Agreement are not intended to be full or precise descriptions of the text to which they refer and shall not be considered part of this Agreement.

1.4	Gender and Number

Words expressed in the singular include the plural and vice-versa and words in one gender include all genders.

1.5	Currency

Unless otherwise indicated, all dollar amounts referred to in this Agreement are in Canadian funds.

1.6	Statutory References

Any reference to a statute shall include and shall be deemed to be a reference to such statute and to the regulations made pursuant thereto, with all amendments made thereto and in force from time to time, and to any statute or regulation that may be passed which has the effect of supplementing or superseding or re-enacting the statute so referred to or the regulations made pursuant thereto.

1.7	Day Not a Business Day

In the event that any day on or before which any action is required to be taken hereunder after the Closing Date is not a Business Day, then such action will be required to be taken on or before the requisite time on the next succeeding Business Day.

1.8	Construction

The words “including” and “includes” where used in this Agreement shall be deemed to mean “including, without limitation” and “includes, without limitation,” respectively.

2.	Transfer of Entertainment Business

2.1	The Transferor hereby transfers and assigns to the Company, as a going concern, all of the Transferor’s property and assets, including for greater certainty its Intellectual Property, real and personal and movable and immovable, wherever located, that relate to, or are used or held for use in, the Entertainment Business, including, but not limited to, those assets set out in Schedule A (collectively, the “Transferred Assets”), but excluding the property and assets set out in Schedule B, being property and assets not used in the Entertainment Business (collectively, the “Excluded Assets”), such transfer to be effective as of the beginning of the day (the “Effective Time”) on the Closing Date on the terms and conditions set out in this Agreement, free and clear of any lien, charge, and encumbrance of any nature or kind whatever.

2.2	The transfer referred to in Section 2.1 will be effective at the Effective Time on the Closing Date and the Company will, immediately thereupon, be the beneficial owner of the Transferred Assets.

2.3	The Transferor will deliver any documents or instructions reasonably required, including an executed assignment agreement in the form attached to this Agreement as Exhibit 2.3 or other executed agreement(s) in form and substance acceptable to Company, all with a view to effecting the transfer of the Transferred Assets to the Company effective as of the Effective Time on the Closing Date.

2.4	Regardless of the date of registration of the transfer of title to any of the Transferred Assets the Company will be entitled to all income derived from the Transferred Assets and all proceeds in respect of the Transferred Assets effective as of the Effective Time on the Closing Date, and the Transferor will pay and set over to the Company all such income, proceeds, or other amounts, whether received by the Transferor or credited to the account of the Transferor. Pending the date of registration of the transfer of title to any of the Transferred Assets to the Company or any permits or consents required to carry on the Entertainment Business being obtained by the Company, the Transferor will, effective as of the Effective Time on the Closing Date, hold registered title in and to such Transferred Assets, and carry on the Entertainment Business, as required, as nominee, agent, and bare trustee for and on behalf of, and as directed by, the Company.

2.5	The transactions contemplated by this Agreement are conditional on the IPO being completed not later than December 31, 2023.

3.	Assumption of Obligations and Excluded Liabilities

Effective as of the Effective Time on the Closing Date, as an inherent part of acquiring the Transferred Assets, the Company will be responsible for all Liabilities and obligations arising out of or related to the Company’s ownership or operation of the Transferred Assets and the Entertainment Business after the Effective Time on the Closing Date, but not any other Liabilities or obligations of the Transferor. For greater certainty, the Company will have no obligation and will not assume, and the Transferor will retain and timely pay, perform, defend and discharge, (i) all of the Transferor’s Liabilities that do not constitute Transferred Assets or the Liabilities, and (ii) any obligations not expressly assumed in this Section 3, whether disclosed or undisclosed, known or unknown, direct or indirect, absolute or contingent, secured or unsecured, liquidated or unliquidated, accrued or otherwise, including no assumption of:

(a)	any Liabilities in respect of any existing, pending or threatened action or litigation arising out of, relating to, or otherwise in respect of, the operation of the Business or the Transferred Assets, to the extent such action relates to the operation of the Business or the Transferred Assets on or prior to the Closing Date;

(b)	any product Liability or similar claim for injury to a person or property which arises out of, or is based upon, any express or implied representation, warranty, agreement or guarantee made by the Transferor or an Affiliate of the Transferor, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects, of any products at any time manufactured, distributed and/or sold or any service performed by the Transferor or an Affiliate of the Transferor, to the extent that such Liability relates to the distribution and/or sale of any product or the performance of any services, on or prior to the Closing Date; and

(c)	any recall, design defect, or similar claims of any products manufactured distributed or sold, or any service performed by, the Transferor or an Affiliate of the Transferor, to the extent such claims relate to any product manufactured, distributed and/or sold or the performance of any services, on or prior to the Closing Date.

3.2	For greater certainty, the Transferor will indemnify and hold harmless the Company from and against all loss, costs, and/or damages that the Company may suffer arising from or in connection with any non-compliance and/or violation of environmental Laws and/or regulations applicable to the Entertainment Business relating to a period in time which is on or prior to the Closing.

4.	Purchase Price of Transferred Assets

4.1	The total purchase price for the Transferred Assets (the “Purchase Price”) is equal to the fair market value of the Transferred Assets as of the Closing Date, which, subject to Section 6.1, the Transferor and the Company have estimated to be the amount set out as the total Purchase Price in Schedule C.

4.2	The Purchase Price will be allocated among the assets purchased under this Agreement in accordance with their respective fair market values as recorded by the Transferor and the Company in Schedule C before or after the date of this Agreement. The Transferor and the Company will cooperate in preparing, completing, and filing any elections under the Tax Act and other taxation statutes that are necessary or desirable to give effect to this allocation for tax purposes.

5.	Satisfaction of Purchase Price of Transferred Assets

5.1	As full consideration for the transfer of the Transferred Assets to the Company pursuant to this Agreement, and in full satisfaction of the Purchase Price, the Company hereby:

(a)	allots, and will issue to the Transferor on the Closing Date, 9,999 Common shares without par value in the Company (the “Consideration Shares”); and

(b)	agrees to assume, pay when due, perform, and discharge the Liabilities and obligations of the Transferor in connection with the accounts payable, owing, or accruing due in connection with the Entertainment Business subject, for greater certainty, to the limitations on Liabilities and obligations set out in Section 3.

5.2	The Company will allot and issue to the Transferor the Consideration Shares as fully paid and non-assessable shares in the Company and will cause one or more share certificates representing the Consideration Shares to be issued in the name of the Transferor as soon as practicable on or after the Closing Date in accordance with the Business Corporations Act (British Columbia).

5.3	The aggregate issue price for the Consideration Shares will be equal to the fair market value of the Transferred Assets before the transfer pursuant to this Agreement less the amount of the Liabilities and obligations assumed by the Company pursuant to Section 5.1(b).

5.4	The Company will add to its capital in respect of the Consideration Shares an amount equal to the Elected Amount, as described in Section 7.2, plus the fair market value of any property and assets for which an election under subsection 85(1) of the Tax Act (and the equivalent provision under any provincial tax legislation) is not made pursuant to this Agreement, less the amount of the Liabilities and obligations assumed by the Company pursuant to Section 5.1(b).

6.	Value of Transferred Assets

6.1	Notwithstanding any provision in this Agreement to the contrary, the intention of the parties is that the Purchase Price and the sum of the aggregate fair market value of the Consideration Shares plus the amount of the Liabilities and obligations of the Transferor assumed by the Company pursuant to Section 5.1(b) of this Agreement be equal to the fair market value of the Transferred Assets at the Closing Date. If the Company or the Transferor determines that the actual fair market value of any of the Transferred Assets as at the Closing Date may be greater or less than the fair market value of the consideration to be given therefor by the Company (whether such determination is based on an appraisal, advice from an accountant, the determination of a court of competent jurisdiction, a determination, assessment, or proposed assessment by a competent taxing authority, or on any other factor or evidence) then:

(a)	the Transferor and the Company, acting in good faith, will agree upon a re-determination of the actual fair market value of such Transferred Asset as at the Closing Date (and if they are unable to agree between themselves on such fair market value, they will jointly appoint an arbitrator, appraiser or Canadian chartered accountant to make that determination in the same manner as referred to above); and

(b)	the Company and the Transferor will make the appropriate adjustments, including by adjusting the amount of the Purchase Price and the issue price for the Consideration Shares issued by the Company under Section 5.1 or otherwise as the parties see fit, such adjustments to be made, and to take effect, retroactively nunc pro tunc to the Closing Date.

7.	Tax Election

7.1	The Transferor and the Company will, each at the request of the other, jointly elect in the form, and within the time, prescribed pursuant to subsection 85(1) of the Tax Act (and the equivalent provision under any provincial tax legislation) in respect of the transfer of the Transferred Assets (to the extent the election described in subsection 85(1) of the Tax Act is available in respect of the Transferred Assets) to the Company pursuant to this Agreement with the intent that the transfer of the Transferred Assets will be on a fully tax-deferred basis to the Transferor.

7.2	The amounts agreed upon by the Transferor and the Company with respect to each of the property and assets comprising the Transferred Assets for which an election under subsection 85(1) of the Tax Act (and the equivalent provision under any provincial tax legislation) will be made will be set out in the election form referred to in Section 7.1 (collectively referred to herein as the “Elected Amount”) within the limits allowed in that regard in the Tax Act.

7.3	If it is determined by the parties (whether such determination is based on advice from an accountant, the determination of a court of competent jurisdiction, a determination, assessment, or proposed assessment by a competent taxing authority, or on any other factor or evidence) that the Elected Amount will not result in the transfer of the Transferred Assets on a fully tax-deferred basis to the Transferor, then the Elected Amount will be adjusted to equal such amount (the “Adjusted Elected Amount”) as may be agreed to by the parties or, failing such agreement, such amount as may be determined by a court of competent jurisdiction or by a competent taxing authority. Any adjustment made pursuant to this Section will be made with retroactive effect as of the Closing Date and this Section may be invoked any number of times. The parties will make such further or amended elections, enter into such acknowledgments or agreements, and do or cause to be done such further acts and things as may be, in the opinion of counsel, reasonably necessary to give effect to this Agreement.

8.	Taxes

8.1	The Transferor will pay all taxes relating to the operation of the Entertainment Business that arise before, or are related to a period of time before, the Closing Date.

8.2	The Transferor and the Company will, each at the request of the other, compete and sign joint elections under subsection 156(2) of the ETA and under section 334 of the QSTA on or before the Closing Date to avoid the application of GST/HST or QST to the purchase and sale of the Transferred Assets under this Agreement. The Company will duly file the elections as appropriate within the time permitted under the ETA and the QSTA.

8.3	The Company will be liable for and will pay all taxes, including all retail sales and commodity taxes, properly payable by the Company in connection with the transfer of the Transferred Assets to the Company pursuant to this Agreement.

8.4	The Transferor and the Company will execute and file, within the prescribed time limits, a joint election under section 22 of the Tax Act and a joint election under section 184 of the Taxation Act (Québec) and any corresponding provisions of any other applicable tax Law, and will designate in those joint elections the portion of the Purchase Price allocated to the accounts receivable under Section 4 as the consideration paid by the Company to the Transferor for the accounts receivable for the purposes of the elections.

8.5	To the extent applicable and if the parties agree, if the Transferor has received any amount in respect of an obligation to deliver goods or services, and the Company has agreed to assume that obligation under this Agreement, and Transferred Assets having a fair market value equal to that amount are being transferred to the Company under this Agreement as payment by the Transferor for the Company’s agreement to assume that obligation, the parties will file an election pursuant to subsections 20(24) and 20(25) of the Tax Act, and any corresponding provisions of any other applicable tax Law, within the prescribed time period.

8.6	For U.S. federal income tax purposes, to the extent applicable, the parties agree to treat the transactions contemplated herein as a tax free contribution under Section 351 of the Internal Revenue Code and will report their tax returns consistent with that position.

9.	Employees

9.1	The Company will employ each employee who is employed by the Transferor in connection with the Entertainment Business immediately prior to the Effective Time on the Closing Date (collectively, the “Transferred Workforce”) on the same terms and conditions that govern the current employment relationship between the Transferor and each particular employee, and for greater certainty, but subject to Section 9.2 and 9.3 of this Agreement, will recognize such employee’s original date of hire by the Transferor for the purposes, among others, of calculating such employee’s service-based benefits and entitlements, accrued vacation time, and accrued vacation pay.

9.2	Any amount that becomes payable by the Company to, or in respect of, an employee included in the Transferred Workforce that is attributable to or accrued during a period ending before the Effective Time on the Closing Date will be for the sole account of the Transferor. The Transferor will promptly reimburse the Company for any such amounts paid by the Company to, or in respect of, such employee.

9.3	Any amount that becomes payable to the Company by an employee included in the Transferred Workforce that is attributable to a period ending before the Effective Time on the Closing Date will be the property of the Transferor, and if received by the Company, will be paid over promptly to the Transferor. The Company will, if the Transferor so requests and at the Transferor’s expense, use its reasonable best efforts to obtain and expedite the receipt of any amount payable to which the Transferor is entitled under this Section 9.3.

9.4	Any amount paid by the Transferor to an employee included in the Transferred Workforce on account of a bonus or similar payment that is attributable, in whole or in part, to a period beginning on or after the Effective Time on the Closing Date (i.e., a prepaid bonus paid by the Transferor) will be, only as in regard to that part of the amount attributable to the period beginning on or after the Effective Time on the Closing Date (the “Company Portion of the Bonus”), for the sole account of the Company. The Company will reimburse the Transferor for any such Company Portion of the Bonus paid by the Transferor promptly upon the employee meeting all vesting requirements and the amount becoming indefeasibly vested in the employee.

9.5	Effective as of the Effective Time, the Transferor will cause Group Policy No 172693 with Canada Life (the “Canada Life Policy”) to be transferred to the Transferee, and the Transferee shall assume the Canada Life Policy. From and after the Effective Time, all rights and obligations of the Transferor under or in respect of the Canada Life Policy are transferred to, and assumed by, the Transferee. Each employee included in the Transferred Workforce who, immediately prior to the Effective Time, has coverage under the Canada Life Policy shall continue to have coverage at the Effective Time under the Canada Life Policy on the same terms and conditions as immediately prior to the Effective Time.

9.6	Effective as of the Effective Time, the Transferor will cause Group Policy No 99238-G with Sun Life Financial (the “Group RRSP”) to be transferred to the Transferee, and the Transferee shall assume the Group RRSP. From and after the Effective Time, all rights and obligations of the Transferor under or in respect of the Group RRSP are transferred to, and assumed by, the Transferee. Each employee included in the Transferred Workforce who, immediately prior to the Effective Time, is a member of the Group RRSP shall continue to be a member of the Group RRSP at the Effective Time on the same terms and conditions as immediately prior to the Effective Time.

10.	Other Covenants

10.1	The Transferor and the Company covenant to enter into a long term lease agreement in respect of the property currently owned and occupied by the Transferor and located at 1440 Rue Raoul-Charette, Joliette, Québec, J6E 8S7, for a fifteen year term, with the option of the Company to renew such lease for five (5) consecutive periods of five (5) years each, save and except for the last period, which shall be of five (5) years less one (1) day, such options to renew to be exercisable by the Company upon written notice 12 months prior to the expiry of the then current term at market rates. Under the lease, the Company shall also have a right of first refusal to purchase the property in the event that the Transferor wishes to sell the property to a third party in the future. The lease shall be substantially in the form attached hereto as Schedule 10.1.

11.	Confidential Information

11.1	The Company acknowledges that the Company is receiving the Transferor’s Confidential Information on a confidential basis and the Transferor shall remain its exclusive owner of all Intellectual Property therein.

11.2	Until the Effective Time on the Closing Date or, if this Agreement is terminated in accordance with Section 14.1, then perpetually, the Company will, subject to Section 12.3, keep confidential and not disclose or use, and the Company will not allow any of its Representatives to disclose or use, any of the Transferor’s Confidential Information, for any purpose, except as contemplated by this Agreement. If this Agreement is terminated, all of the Transferor’s Confidential Information obtained by the Company, including all copies, whether in written form or stored electronically, will be returned to the Transferor promptly after that termination. On and after the Effective Time on the Closing Date, the Transferor will keep perpetually confidential and not disclose or use, and the Transferor will not allow any of its Representatives to disclose or use, any Confidential Information transferred to Company pursuant to Section 2.1 without the prior written consent of the Company.

11.3	The obligation of the Company under Section 12.2 to keep confidential and not disclose or use any Confidential Information does not apply to any Confidential Information that the Company is required to disclose by any applicable Law, by any rule or regulation of any court or government agency of competent jurisdiction, or pursuant to legal process, provided that the Company provides the Transferor with prompt written notice of the requirements to disclose, reasonable assistance in the opposing or limiting of such disclosure, and limits such disclosure to that strictly required by such court, government agency or legal process.

11.4	The Transferor and the Company acknowledge that the computers and data storage and retrieval systems or network of the Company and, if applicable, its Representatives, may automatically back up both Parties’ Confidential Information stored in electronic form. The Transferor and the Company agree that to the extent that those back-up procedures automatically create electronic copies of Confidential Information (“Secondary Information”), each of the Company and, if applicable, its Representatives, may, despite any requirement under this Agreement to return or destroy the Transferor’s Confidential Information, retain Secondary Information in its archival storage for the period that it would normally archive electronic data, provided that those data are periodically and systematically overwritten or otherwise destroyed. Secondary Information will be subject to the provisions of this Agreement until destroyed and may not be accessed by the Company or any of its Representatives during its period of archival storage.

12.	Personal Information – Post-Closing

Following the Closing, the Company will:

(a)	use and disclose the Personal Information transferred to it under the terms of this Agreement solely for the purposes for which that Personal Information was collected or permitted to be used or disclosed before the transaction was completed;

(b)	neither use nor disclose any of that Personal Information for any purpose that does not relate directly to the Business; and

(c)	notify the employees, customers, directors, officers, and shareholders whose Personal Information is disclosed that the transactions contemplated by this Agreement have taken place.

13.	Representations and Warranties

13.1	The Transferor represents and warrants to the Company that:

(a)	the Transferor has full right, power, and authority to enter into this Agreement and to sell, transfer, assign, and convey the Transferred Assets to the Company free and clear of all liens, charges, and encumbrances;

(b)	the Transferor has obtained any consent, authorization or approval, if any, that the Transferor is required to obtain from a third party under any obligation, contractual or otherwise in connection with the execution, delivery, or performance by the Transferor of this Agreement or the completion of any of the transactions contemplated herein;

(c)	the Transferor owns and operates the Entertainment Business and owns, possesses, and has good and marketable title to all of the Transferred Assets to be transferred to the Company under this Agreement, free and clear of all liens, charges, and encumbrances (other than liens for current taxes not yet due) and, as of the Closing Date, the Transferor will have the absolute and exclusive right to transfer the Transferred Assets to the Company as contemplated by this Agreement;

(d)	the Transferor is not a non-resident of Canada for purposes of the Tax Act; and

(e)	the Transferor is registered under subdivision d of Division V of Part IX of the ETA and under Division I of Chapter VIII the QSTA and its registration numbers are 103499596RT0001 and 1000242850TQ0001, respectively. The Transferor will provide an invoice or other documentation in a form requested by the Company to support an input tax credit claim for GST/HST payable under this Agreement and any input tax refund claim for QST payable under this Agreement.

13.2	The Company represents and warrants to the Transferor that:

(a)	the Company has full right, power, and authority to enter into this Agreement;

(b)	the Company has obtained any consent, authorization or approval, if any, that the Company is required to obtain from a third party under any obligation, contractual or otherwise in connection with the execution, delivery, or performance by the Company of this Agreement or the completion of any of the transactions contemplated herein;

(c)	the Company is a taxable Canadian corporation within the meaning of the Tax Act; and

(d)	the Company is registered under subdivision d of Division V of Part IX of the ETA and under Division I of Chapter VIII the QSTA and its registration numbers are 767190507 RT0001 and 1229745863 TQ0001, respectively.

13.3	The representations and warranties of the Transferor and the Company set out in this Agreement, and all covenants of the Transferor and the Company set out in this Agreement will survive the completion of the transfer of the Transferred Assets provided for in this Agreement and, notwithstanding such completion, will continue in full force and effect for the benefit of the Company or the Transferor, as the case may be, in accordance with the terms thereof.

14.	General Contract Provisions

14.1	This Agreement may be terminated at any time before the Effective Time by mutual written consent of the Transferor and the Company.

14.2	From time to time, the Company and the Transferor will each execute and deliver all such further documents, certificates, deeds, conveyances, transfers, assignments, declarations, affidavits, and other documents necessary or desirable to give effect to the full intent of this Agreement, including the transfer of the Transferred Assets and the Company’s employment of each employee included in the Transferred Workforce.

14.3	This Agreement will enure to the benefit of, and be binding upon, the respective successors and permitted assigns of the Transferor and the Company.

14.4	Whenever the singular or masculine is used in this Agreement, it will be construed as meaning the plural or the feminine or neuter, and vice versa, where the context or the parties so require.

14.5	The term “Agreement” means the agreement between the Transferor and the Company evidenced by this document, as amended from time to time, together with the Schedules.

14.6	This Agreement and all matters arising hereunder will be governed by and construed in accordance with the Laws of British Columbia.

14.7	Time will be of the essence in this Agreement.

14.8	No failure or delay on the part of either party in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as may be limited herein, either party may, in its sole discretion, exercise any and all rights, powers, remedies and recourses available to it under this Agreement or any other remedy available to it and such rights, powers, remedies and recourses may be exercised concurrently or individually without the necessity of making any election.

14.9	This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original and all of which taken together constitute one and the same instrument.

14.10	This Agreement and each counterpart may be created, executed, signed, retained, or otherwise dealt with in digital or other intangible form of any format (including PDF), and may be delivered, transmitted, or otherwise dealt with by any digital or other intangible means (including by email, facsimile, or otherwise). Each digital or other intangible form of this Agreement or counterpart, and each copy and printout thereof, is hereby declared and agreed to be as valid and effective as a manually signed document.

[signature page follows]

BY SIGNING BELOW the Transferor and the Company each confirms that this document sets out the agreement reached by them and each of them acknowledges its intention to be bound by this contract.

STRONG/MDI SCREEN SYSTEMS, INC. (Québec)

Per:
Authorized Signatory

STRONG/MDI SCREEN SYSTEMS, INC. (British Columbia)

Per:
Authorized Signatory

SCHEDULE A

TRANSFERRED ASSETS

Strong/MDI Screen Systems, Inc. (Québec) (“Transferor”) property and assets, real and personal and movable and immovable, wherever located, that relate to, or are used or held for use in, the Entertainment Business:

(i).	Intellectual Property and Intangibles

Patents

[***]

Trademarks

[***]

Software

[***]

Open Source Component(s)

[***]

Know-How

[***]

Other Intellectual Property

[***]

(ii).	Permits and Licenses

[***]

(iii).	Employee Benefit Plans

[***]

(iv).	Property, Plant and Equipment

[***]

(v).	Financing Agreements

[***]

(vi).	Sales and Marketing Agreements

●	[***]

●	[***]

●	[***]

●	[***]

●	[***]

●	[***]

●	[***]

●	[***]

●	[***]

(vii).	Government Contract

●	[***]

(viii).	Material and other Contracts

●	[***]

●	[***]

●	[***]

●	[***]

●	[***]

SCHEDULE B

EXCLUDED ASSETS

The following are the “Excluded Assets” referred to in the within Agreement:

(a)	[***]

(b)	[***]

(c)	[***]

EXHIBIT 2.3

CONFIRMATORY OF OWNERSHIP AND OWNERSHIP ASSIGNMENT OF INTELLECTUAL PROPERTY

WHEAEAS STRONG/MDI SCREEN SYSTEMS, INC., a company existing under the laws of Québec with an address at 1440 Rue Raoul-Charette, Joliette, QC J6E 8S7 (the Assignor”), is or was the owner of all right, title and interest in and to certain intellectual property (the “Intellectual Property”) consisting of and including:

a. inventions or improvements or designs, or other innovations, including trade secrets and confidential information (the “Inventions”),

b. trademarks, tradenames, domain names, social media handles and/or other indicia of goodwill (the “Trademarks”), and/or

c. certain works (the “Works”),

as summarized in Schedule “A”;

AND WHEREAS, STRONG/MDI SCREEN SYSTEMS, INC., a company incorporated under the laws of British Columbia with its registered address at 2300 – 550 Burrard Street, Vancouver, BC V6C 2B5 (the “Assignee”), has acquired from Assignor the entire right, title and interest in and to the Intellectual Property;

NOW THEREFORE, for sufficient, good, and valuable consideration, the receipt of which is hereby acknowledged, the Assignor confirms that it has and, for greater certainty, to the full extent that it has not done so previously, it does hereby sell, assign, transfer, and set over to the Assignee the entire right, title, and interest in and to the Intellectual Property, including:

● the Inventions;

● the Trademarks, including the goodwill of the business symbolized by the Trademarks;

● the Works, including all portions of the Works, all literary, dramatic, musical and/or artistic works embodied in the Works and all portions of the Works, and all copyright in the Works and all portions of the Works and any tangible copies of the Works;

● all patent, design, trademark, copyright, utility model, petty patent or other applications for registration of intellectual property rights that may be filed for the Inventions, the Trademarks or the Works (the “Applications”), including the applications listed in Schedule “A”;

● all national phase applications arising from the Applications;

● all continuations, divisions, renewals of, or substitutes for the Applications;

● the right to file counterparts to the Applications in all countries and regions;

● the right to claim priority from the Applications in all countries and regions;

● each and every additional application that claims any part of the Inventions;

● each and every additional application that is in any way based on or claims priority from or corresponds to the Applications;

● all patents, design registrations, copyright registrations, trademark registrations, or registrations of other recognized form of intellectual property, including utility models, petty patents, or innovation patents, which may be granted on or as a result thereof (the “IP Registrations”), including the registrations listed in Schedule “A”;

● any reissue or reissues of any Applications for patents; and

● all causes of action and rights to bring suit for past, present, and future infringement of rights in the Inventions, the Trademarks and the Works, including the Applications and the IP Registrations, and all claims for and rights to collect damages, profits, and all other remedies and relief in respect thereof, including other compensation in respect of pre-grant activities; the same to be owned by the Assignee, the Assignee’s successors, assigns, nominees, or legal representatives, for the full term or terms of the patents entirely as the same would have been owned by the Assignor, had this Assignment, sale, and transfer not been made.

The Assignor hereby covenants that at the request of the Assignee, the Assignor will:

● promptly execute any further proper documents that may be required or expedient to give effect to this Assignment in any country or region; and

● exercise the Assignor’s rights in relation to the inventor(s) of the Inventions or the author(s) of the Works to secure their cooperation in executing any proper documents that the Assignee may reasonably request for the purpose of securing or enforcing intellectual property protection for the Inventions or the Works in any countries or regions and/or giving effect to this Assignment.

The Assignor hereby covenants that the Assignor has full right to convey the entire interest herein assigned; and has not executed and will not execute any agreement to transfer any rights in the Inventions, the Works, the Applications and/or the IP Registrations to anyone other than the Assignee or that is otherwise in conflict herewith.

The Assignor hereby authorizes and requests any official of any country or countries whose duty it is to issue registered forms of intellectual property protection to issue to the Assignee, the Assignee’s successors, assigns, nominees, or legal representatives all IP Registrations based on the Applications in accordance with the terms of this Assignment.

The terms of the Assignment shall enure to the benefit of and be binding upon the parties, their heirs, estates, executors, administrators, legal representatives, successors and assigns.

This Assignment may be executed in counterparts, each of which will be deemed to be an original and all of which will together constitute one instrument. Signatures affixed by electronic means or transmitted by electronic means such as facsimile or email will be deemed to be original signatures and fully binding.

EXECUTED at _______________________________ (place of execution) on ________(date).

Witnessed by:	STRONG/MDI SCREEN SYSTEMS, INC. (the Assignor)

By:

Printed Name:	Title:

Date:	Date:

STATEMENT OF ACCEPTANCE

The foregoing Assignment is hereby accepted by the Assignee.

STRONG/MDI SCREEN SYSTEMS, INC. (the Assignee)

By:

Title:

Date:

Schedule “A”

SCHEDULE C

ALLOCATION OF PURCHASE PRICE